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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

METRIS COMPANIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     On November 10, 2005, Scudder Investments issued the following communication to Metris Companies’ 401(k) participants holding interests in the Metris Companies Stock Fund.
Important Information About The
Metris Retirement Plan and Stock fund
HSBC Finance Corporation (HSBC) is proposing to acquire Metris Companies Inc. Metris would become a wholly-owned subsidiary of HSBC upon completion of the merger. Metris Retirement Plan (Plan) participants with balances in the Metris Companies Stock Fund (Stock Fund) will receive a proxy statement containing additional information about the proposed merger.
This letter serves as a notice of the additional changes to the Stock Fund and will allow you an opportunity to make any decisions you deem necessary prior to the proposed acquisition. Please read this notice carefully. Due to these changes, you temporarily will be unable to direct or diversify investments of, obtain a loan from, or request a distribution from the Stock Fund. This period, during which you will not be able to exercise these rights, is sometimes referred to as a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how these restrictions may affect your retirement planning and your overall financial plan.
Metris Companies Stock Fund
As of May 2, 2005, the Stock Fund was closed to new contributions and transfers in from other investment options in the Plan. However, you may transfer money out of the Stock Fund in to other investment options in the Plan. Your other investment options are shown in the chart below:

Asset Allocation Funds

Scudder Pathway® Conservative Portfolio, Class S
Scudder Pathway® Moderate Portfolio, Class S
Scudder Pathway® Growth Portfolio, Class S
Core Investment Options

Scudder Stable Value Fund
PIMCO Total Return Fund, Admin Class
American Century Equity Income Fund, Inv. Class
Scudder Stock Index Fund
American Century Vista Fund, Inv. Class
American Century Ultra Fund, Inv. Class
Baron Growth Fund
Scudder-Dreman High Return Equity Fund, Class A
T. Rowe Price Mid-Cap Value Fund, Adv. Class
Scudder-Dreman Small Cap Value Fund, Class A
Scudder International Select Equity Fund, Inv. Class
Scudder Stable Value Fund seeks to maintain a constant net asset value of $1.00 per share, but there can be no assurance that the stable net asset value will be maintained. It is possible to lose money. Investments in this fund are neither insured nor guaranteed by the US government. Scudder Stable Value Fund and Scudder Stock Index Fund are collective investment trusts, not mutual funds. Collective investment trusts have similar characteristics to mutual funds, but are structured differently. Collective investment trusts do not have prospectuses.

The Stock Fund holds Metris Companies stock and a certain target percentage of cash (approximately 10%) to provide for the Plan’s liquidity needs. Pending stockholder approval of the merger (which currently is expected to occur in the fourth quarter of 2005), any remaining shares in the Stock Fund will be converted into a right to receive cash at a price determined under the merger agreement. Plan participants in the Stock Fund will receive a pro-rata share of those proceeds from the stock and any cash already held in the Stock Fund.
You should be aware of two important exceptions to the information discussed in the proxy statement that will be sent to you under separate cover.
1.	The receipt of cash in exchange for shares of Metris Companies stock within the Plan will not be a taxable event, as long as the proceeds remain within the Plan.

2.	As will be explained in the proxy statement, stockholders who vote against the merger may have certain “dissenter’s rights.” However, Plan participants, for whom the trustee (Scudder Trust Company) holds the shares of Metris Companies stock, will not have direct “dissenter’s rights.” Instead, if you direct the trustee of the Plan to vote against the merger with respect to your shares in the Stock Fund, the trustee will determine whether to exercise those rights on your behalf.
For more details, please refer to your proxy statement when you receive it.
We will provide you notice of the effective date of the merger after all required conditions and approvals are met. As of the effective date of the merger, you will no longer be permitted to perform any transactions with the Stock Fund. The exchange of Metris Companies stock for cash will take place during a blackout period, during which time you will not have access to the Stock Fund portion of your account.
Because of the uncertainty as to when the merger may be approved, we are not now able to provide an expected beginning or ending date for the blackout period. If the merger is approved, we will follow up with you regarding the blackout period dates. If you have questions or wish to check on whether there will be a blackout period, you may contact the Employee Service Center at 1-800-541-7705 and press “0” to speak to a Representative Monday to Friday, 8:00 a.m. to 9:00 p.m., Eastern time.
During the blackout period, if any, you will be unable to direct or diversify your amount in the Stock Fund. It is very important that you evaluate the appropriateness of your current investment options before the blackout period begins. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.
Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. As noted above, because the merger has not yet been approved, we are uncertain of when any blackout period may begin.
Changing Your Investment Choices Until the blackout period begins, you may direct and diversify your amount in the Stock Fund. Therefore, you may wish to consider taking action before the blackout period (if any) is imposed. Once the blackout period begins, then your existing balances in the Stock Fund will be exchanged for cash (as described above). The net proceeds will then automatically transfer to Scudder Stable Value Fund.
Scudder Stable Value Fund seeks to provide principal stability, a competitive yield (as compared to money market instruments) and reliable liquidity form a portfolio of high-quality instruments, including guaranteed insurance contracts (GICs), bank investment contracts (BICs), synthetic contracts, private placements and cash equivalents.
To make changes to your investment options log on to InterActive Account at http://university.scudder.com or call the automated Voice Response System (VRS)1 at 1-800-541-7705. You will need your password to access either InterActive Account or the VRS. If you have forgotten your password, you are able to create a new password online or request your existing password by mail by selecting the “Forgot My Password” option on the InterActive

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Account log-in screen. If you request your existing password, it will be sent to your address of record within five business days.
Metris Companies Inc. Proxy Statement
In connection with the proposed merger of Metris Companies Inc. with HSBC Finance Corporation, Metris intends to file a proxy statement and other materials with the Securities and Exchange Commission (SEC). Investors are urged to read the proxy statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the proxy statement, when it becomes available, as well as other filings containing information about Metris, at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Metris’ public filings are also available to the public from document retrieval services, and their public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov. Metris’ public filings are also available under the “Investor Relations” tab on Metris’ website at www.metriscompanies.com.
Please read important risk information on the following page

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Investment Risks
Investments in mutual funds involve risk. Some funds have more risk than others. There are additional risks associated with investing in non-US companies, high-yield bonds, emerging markets, aggressive growth stocks, specialty funds and small-, mid- and micro-cap stocks which are more fully explained in the prospectuses. In addition, there is no guarantee that a fund’s investment objective will be met. Please read the prospectus carefully before you invest.

OBTAIN A PROSPECTUS
For more information or to obtain a fund prospectus, contact the Employee Service Center at 1-800-541-7705 or you may view prospectuses for the Scudder funds online at www.scudder.com. We advise you to carefully consider the product’s objectives, risks, charges and expenses before investing. The prospectus contains this and other important information about the investment product. Please read the prospectus carefully before you invest.

Scudder funds are distributed by Scudder Distributors, Inc. PIMCO funds are distributed by PIMCO Advisors Distributors LLC. American Century funds are distributed by American Century Investment Services. T. Rowe Price funds are distributed by T. Rowe Price Investment Services, Inc. Baron funds are distributed by Baron Capital, Inc.

NOT FDIC/NCUA INSURED MAY LOSE VALUE
NO BANK GUARANTEE NOT A DEPOSIT
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Scudder Investments is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Investment Management Americas Inc., Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Bank Trust Company Americas and Scudder Trust Company.
1The ability to transact business in English or Spanish via the VRS is a service offered by ADP Retirement Services, the servicing agent for Scudder.
Scudder Distributors, Inc. 222 South Riverside Plaza, Chicago, IL 60606-5808 40018 062907-LT01-11/05

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